EXHIBIT 4.6

                    Employment Agreement of Richard Vorwaller

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement, dated February 5th, 2004, ("Agreement") is between RICHARD VORWALLER ("Employee") and USURF America, Inc. ("Employer"). In consideration of the mutual covenants contained herein, Employee and Employer agree as follows:

     1. Engagement. Employee has certain skills and expertise related to the telecommunications industry, which Employer desires to utilize in its telecommunications operations. Therefore, Employee agrees to render services pursuant to Section 2 and for the period described in Section 3(a), subject to the terms and conditions set forth herein.

     2. Responsibilities of Employee. During the term of this Agreement, Employee agrees to provide such services (the "Services") as directed by Employer's Board of Directors.

     3. Term.

          a. Term. The period of Employee's service under this Agreement shall commence as of the date of this Agreement and shall terminate one (1) year later unless this Agreement is terminated earlier pursuant to Section 3(b) ("Term").

          b. Termination. This Agreement may be terminated by Employer without notice if Employee (1) commits any act of gross misconduct or in any way breaches his obligations under this Agreement; (2) engages in any misconduct which, in the opinion of Employer, brings him, Employer, or any affiliated entity into disrepute; (3) is convicted of any felony or any criminal offense involving theft or financial impropriety; or (4) commits any act of dishonesty relating to Employer, any affiliated entity, or any of Employer's employees or agents; Employer shall not terminate this Agreement for any other reasons than those specified in this sub-section 3b . Except for a violation by Employee of any of the conduct proscribed under this sub-section 3b, Employee shall not be required to refund or forfeit any of compensation provided in Section 4.

     4. Compensation. As compensation for the Services rendered by Employee under this Agreement, and as an inducement material to entering into employment with Employer, Employer shall issue to Employee 200,000 shares of USURF America, Inc. common stock, which shares shall be represented by a single stock certificate and issued by February 27, 2004. The Shares to be issued hereunder, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances. Such Shares shall be issued pursuant to an effective Form S-8 registration statement filed with the U.S. Securities and Exchange Commission and, when issued, the Shares shall be free of restriction and freely tradable. Employee may receive such other compensation as mutually agreed to by Employer and Employee.

     5. Employee Status. Employer shall have control over the details and means of Employee's performance of the Services. This agreement creates an employer-employee relationship between Employer and Employee.

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          a. Time and Effort. During the Term of this Agreement, Employee's shall devote such time and effort as may reasonably be required from time-to-time to perform the duties under this Agreement as may be requested by Employer.

          b. Expenses. Employer will not be required to reimburse Employee for any expenses incurred by Employee in rendering the Services under this Agreement, except to the extent agreed upon by Employer in advance and in writing.

     6. Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled by the parties through negotiation, the parties agree to try in good faith to settle the dispute by mediation. If the dispute cannot be settled by negotiation or mediation, the dispute shall be settled by final and binding arbitration in Colorado Springs, Colorado, pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

     7. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

                  If to Employee, addressed to:

                        RICHARD VORWALLER
                        --------------------------------

                        --------------------------------

                        --------------------------------


                  If to Employer, addressed to:

                           USURF America, Inc.
                           Attention: Ken Upcraft
                           6005 Delmonico Dr., Suite 140
                           Colorado Springs, CO 80919
                           Fax: 719.260.6456

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     8. Entire Agreement: Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

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     9. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party without the prior written consent of the other party; provided, however, that Employer may assign its rights and obligation under this Agreement to any of its affiliated companies, without Employee's prior consent.

     10. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

     11. Nondisclosure of Confidential Information.

          a. Employee agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to Employee's service to the Employer, of any confidential or proprietary information generated or acquired by Employee during the course of Employee's service, except to the extent that the disclosure of the information is necessary to fulfill Employee's responsibilities in its service to the Employer.

          b. Employee understands that "confidential" and/or "proprietary" information includes information not generally known by or available to the public, pertaining or belonging to Employer, the Employer's clients or other entities which Employer may have an obligation to maintain information in confidence, and that authorization for public disclosure may be obtained only through Employer's written consent.

          c. Employee understands and agrees that the information protected by this Agreement includes, but is not limited to, information regarding ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, vendor lists and data, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business of the Employer, or related to its actual or anticipated areas of research and development.

          d. Employee agrees to deliver to Employer, at the request of the Employer, or at the termination of Employee's service, all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, computer programs, computer software and data, programming documents and all copies thereof made, composed or received by Employee, during the term of the Employee's service.

          e. In the event of a breach or attempted breach of the provisions of this Agreement by Employee, it is understood and agreed that, notwithstanding the provisions of Section 7 above, Employer shall be entitled to injunctive relief, as well as any other applicable remedy at law or in equity. Employee expressly agrees and acknowledges that this Agreement is reasonable and necessary for the protection of the business of Employer.

     12. Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     13. Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

     14. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above to be effective as of such date.

EMPLOYEE                                    USURF AMERICA, INC.



_______________________________             By: ________________________________
RICHARD VORWALLER

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